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                                                                     EXHIBIT 2.4



                             DATED 14TH AUGUST 1998





                                          (1)  JEFFREY S FENTON

                                               KAREN MILLS

                                               CAROLINE R MONK

                                               PAUL WARD

                                               LOUISE WARD



                                          (2)  ROMTECH, INC



                                    AGREEMENT
                        FOR THE SALE AND PURCHASE OF THE
                         ENTIRE ISSUED SHARE CAPITAL OF
              SOFTWARE PARTNERS PUBLISHING AND DISTRIBUTION LIMITED



EVERSHEDS
10 NEWHALL STREET
BIRMINGHAM
B3 3LX

TEL:     0121 233 2001
FAX:     0121 236 1583
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REF:     AR/36

FINAL VERSION      11.08.98
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                                    CONTENTS

1.       Interpretation


2.       Sale and purchase

3.       Consideration

4.       Warranties

5.       Tax Covenant

6.       Limitation of liability

7.       Restrictive covenants

8.       Completion

9.       Issue of 2nd Tranche of Consideration Shares

10.      Orderly Market Provisions

11.      Announcements

12.      Costs

13.      Interest

14.      Notices

15.      General

SCHEDULE 1                  The Vendors

SCHEDULE 2                  Details of the Company

SCHEDULE 3                  The Property

SCHEDULE 4                  Warranties





AGREED FORM DOCUMENTS:

Directors' and Secretary's Resignations

Powers of Attorney (re. voting on shares)

Clean break deeds (clause 8.1.4)

Service Agreements: Caroline Monk and Paul Ward

Disclosure Letter

An Agreement to acquire Common Stock

THIS AGREEMENT is made on 14th August 1998

BETWEEN

(1) The persons whose names and addresses are set out in Schedule 1 ("the Vendors"); and

(2) ROMTECH, INC. a PENNSYLVANIA CORPORATION whose principal place of business is at 200 Cabot Boulevard, Suite 110, Langhorne, PA 19047-1811 ("the Purchaser")

OPERATIVE CLAUSES

1.       INTERPRETATION

         In this Agreement:-

         1.1 the following expressions have the following meanings unless inconsistent with the context:-

                      Expression                            Meaning
                      ----------                            -------

                      "the Accounting Date"                 31 May 1998

                      "the Accounts"                        The audited accounts
                                                            of the Company for
                                                            the financial year
                                                            which ended on the
                                                            Accounting Date,
                                                            comprising a balance
                                                            sheet, a profit and
                                                            loss account, notes
                                                            and directors' and
                                                            auditors' reports

                      "the Act"                             The Companies Act
                                                            1985

                      "Business Day"                        Any day (other than
                                                            Saturday or Sunday)
                                                            on which Clearing
                                                            Banks are open for a
                                                            full range of
                                                            banking

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                                                            transactions and on
                                                            which banks in the
                                                            State of
                                                            Pennsylvania are
                                                            also open for a full
                                                            range of banking
                                                            transactions

                      "Clearing Bank"                       A bank which is a
                                                            member of CHAPS
                                                            Clearing Company
                                                            Limited

                      "the Company"                         Software Partners
                                                            Publishing and
                                                            Distribution Limited
                                                            registered number
                                                            2463167, whose
                                                            registered office is
                                                            at Unit 2, Edison
                                                            Road, Somersham Road
                                                            Industrial Estate,
                                                            St Ives, Huntingdon,
                                                            Cambridgeshire, PE17
                                                            4LF

                      "Completion"                          Completion of the
                                                            sale and purchase in
                                                            accordance with
                                                            clause 8

                      "Consideration Shares"                The shares in the
                                                            capital of the
                                                            Purchaser to be
                                                            allotted pursuant to
                                                            clause 3

                      "Contract"                            Any agreement or
                                                            commitment whether
                                                            legally binding or
                                                            not

                      "the Disclosure Letter"               The letter in the
                                                            agreed form having
                                                            the same date as
                                                            this Agreement from
                                                            the Vendors to the
                                                            Purchaser qualifying
                                                            the Warranties

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                      "Environment"                         Any air (including
                                                            air within natural
                                                            or man-made
                                                            structures above or
                                                            below ground); water
                                                            (including
                                                            territorial, coastal
                                                            and inland waters
                                                            and ground water and
                                                            water in drains and
                                                            sewers); and land
                                                            (including the
                                                            seabed or river bed
                                                            under any water),
                                                            surface land and
                                                            sub-surface land

                      "Environmental Authorisations"        All or any permits,
                                                            consents, licences,
                                                            approvals,
                                                            certificates, and
                                                            other authorisations
                                                            required under
                                                            Environmental Law
                                                            and all terms and
                                                            conditions thereof
                                                            required under any
                                                            Environmental Law
                                                            for the operation of
                                                            the business of the
                                                            Company or the state
                                                            or use of any land
                                                            or premises in
                                                            relation to the
                                                            business of the
                                                            Company

                      "Environmental Law"                   All or any Laws
                                                            from time to time
                                                            with regard to the
                                                            pollution or
                                                            protection of the
                                                            Environment or harm
                                                            to or the protection
                                                            of human health and
                                                            safety or the health
                                                            of animals and
                                                            plants

                      "Environmental Liability"             Criminal or civil
                                                            liability under
                                                            Environmental Law or
                                                            in relation to any
                                                            matter concerning in
                                                            any



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                                                            way the Environment

                      "ERA"                                 The Employment
                                                            Rights Act 1996

                      "Event" Any event, fact or circumstance whatsoever, including (but not limited to) the earning, receipt or accrual of any income, profits or gains, the sale and purchase of the
                                                            Shares pursuant to
                                                            this Agreement and
                                                            Completion

                      "Hazardous Substances"                Any matter, whether
                                                            alone or in
                                                            combination with any
                                                            other matter capable
                                                            of causing harm to
                                                            man or any other
                                                            living organism or
                                                            damaging to the
                                                            Environment or
                                                            public health or
                                                            welfare, including
                                                            without limitation
                                                            radioactive matter,
                                                            ozone depleting
                                                            substances, and
                                                            genetically modified
                                                            organisms

                      "the Independent Accountant"          The independent
                                                            chartered accountant
                                                            or firm of chartered
                                                            accountants
                                                            appointed pursuant
                                                            to clause 8.5

                      "Intellectual Property Rights"        Patents, trade
                                                            marks, service
                                                            marks, registered
                                                            designs, design
                                                            rights, copyright,
                                                            know-how and all
                                                            other intellectual
                                                            property and any
                                                            applications for the
                                                            same

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                      "the July Sales Information"          the sales figures
                                                            for the month of
                                                            July 1998 in the
                                                            agreed terms

                      "the Management Accounts"             the unaudited
                                                            management accounts
                                                            of the Company for
                                                            the month ended on
                                                            the Management
                                                            Accounts Date

                      "the Management Accounts Date"        30 June 1998

                      "the Property"                        The property
                                                            specified in
                                                            Schedule 3 and each
                                                            and every part of
                                                            such property

                      "the Purchaser's  UK Solicitors"      Eversheds of 10
                                                            Newhall Street,
                                                            Birmingham B3 3LX

                      "Relief"                              Any relief,
                                                            deduction or credit
                                                            available from,
                                                            against or in
                                                            relation to Taxation
                                                            or in the
                                                            computation for any
                                                            Taxation purpose of
                                                            income, profits or
                                                            gains

                      "the Shares"                          All the issued
                                                            shares in the
                                                            capital of the
                                                            Company

                      "Stock"                               Stocks (as defined
                                                            in Statement of
                                                            Standard Accounting
                                                            Practice No. 9
                                                            adopted by the
                                                            Accounting Standards
                                                            Board) of the
                                                            Company

                      "Taxation"                            (a) Any tax, duty,
                                                            impost or levy of
                                                            the United Kingdom
                                                            or elsewhere



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                                                            whether national or
                                                            local and

                                                     (b)    any fine, penalty,
                                                            surcharge, interest
                                                            or other imposition
                                                            relating to any
                                                            tax, duty, impost
                                                            or levy or to any
                                                            account, record,
                                                            form, return or
                                                            computation
                                                            required to be
                                                            kept, preserved,
                                                            maintained or
                                                            submitted for the
                                                            purposes of any
                                                            tax, duty, impost
                                                            or levy

                      "the Vendors' Solicitors"             Palmer Wheeldon of
                                                            Daedalus House,
                                                            Station Road,
                                                            Cambridge CB1 2RE

                      "the Warranties"                      The warranties set
                                                            out or referred to
                                                            in clause 4 and
                                                            Schedule 4;

1.2 references to any statutory provisions will be construed as including references to any earlier or subsequent statutory provisions in force at any time prior to Completion which they have, or by which they have been, directly or indirectly amended or replaced;


1.3 all obligations entered into by two or more persons are (unless otherwise expressly stated) joint and several;

1.4 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the
         Schedule in which such references appear;

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    1.5  the Schedules form part of this Agreement and will have the same effect as if in the body of this Agreement;

    1.6 the headings to clauses and paragraphs (save for headings in Schedules 1, 2 and 3) will not affect its construction;

    1.7 where any document is stated as being in the agreed terms, it shall, unless it is to be entered into contemporaneous with this Agreement be in a form initialled for and on behalf of the Vendors and the Purchaser

2. SALE AND PURCHASE

    2.1 Each of the Vendors will sell with full title guarantee, and the Purchaser will buy, the number of the Shares specified opposite that Vendor's name in Schedule 1.

    2.2 Each of the Shares will be sold and bought free from any third party right, and with all rights attached or accruing to it including all rights to any dividends or other distributions paid after the execution of this Agreement.

    2.3 Each of the Vendors waives any rights of pre-emption over any of the Shares.

    2.4 The Purchaser will not be obliged to purchase any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.  CONSIDERATION

    3.1 The consideration for the sale of the Shares will be the issue to the Vendors of 150,000 shares of unregistered common stock of the Purchaser, subject to the provision of clauses 9 and 10.

    3.2 The Purchaser warrants to the Vendors that the Consideration Shares will rank equally in all respects (save that they will not be registered) with the common stock of the Purchaser in issue at Completion, and shall carry the



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         right receive in full all dividends and other distributions declared, made or paid after Completion.

    3.3 The Purchaser undertakes to the Vendors that it shall use its reasonable endeavours to ensure that (subject to the provisions of clauses 9 and 10) the Consideration Shares shall be capable of being dealt in on any stock exchange on which the common stock of the Purchaser is listed at Completion.

4. WARRANTIES

    4.1  The Vendors:-

         4.1.1 warrant and represent to the Purchaser in the terms of the Warranties, provided that the Purchaser will not be entitled to claim that any fact or combination of facts constitutes a breach of any of the Warranties to the extent fairly disclosed in the Disclosure Letter, and agree that the Purchaser is entering into this Agreement in reliance on each of the Warranties (none of which will be construed restrictively, by reference to any other Warranty or term of this Agreement);

         4.1.2 will indemnify the Purchaser against any costs or expenses (including legal costs) which it may incur, either before or after the commencement of any action, directly or indirectly as a result of any breach of any of the Warranties;

         4.1.3 undertake that, if any claim is made against any of them in connection with the sale of the Shares to the Purchaser, they will not make any claim against the Company, or against any director or employee of the Company, on which or on whom any of them may have relied before agreeing to any provision of this Agreement or the Disclosure Letter, but so that this undertaking will not preclude any Vendor from claiming


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                  against any other Vendor under any right of contribution to which such Vendor may be entitled.

    4.2 Without restricting the rights of the Purchaser to claim damages on any basis available to it, the Vendors undertake to the Purchaser that if there is a breach of any of the Warranties and the value of any asset of the Company is less, or the amount of any liability of the Company is greater, than would have been the case in the absence of such breach, then the Vendors will, forthwith on demand by the Purchaser, pay to the Purchaser or the Company (as the Purchaser directs) the amount of such diminution in the value of the asset or (as the case may be) increase in the amount of the liability ("the Indemnified Amount") but the Vendors shall be entitled to claim credit against any claim under this provision for the amount by which they are able to demonstrate that:-

         4.2.1 the value of any current assets of the Company was understated in the Accounts;

         4.2.2 any liability shown in the Accounts has been fully discharged or satisfied for a lesser amount;

         4.2.3 any specific contingency or specific provision made in the Accounts has been ascertained and proved to have been an over provision.

    4.3 In this Agreement, unless otherwise specified, where any Warranty refers to the knowledge or awareness of the Vendors (or similar expression), each Vendor will be deemed to have such knowledge or awareness as such Vendor would have obtained had such Vendor made all due and careful enquiries into the subject matter of that Warranty and the knowledge and awareness of any one of the Vendors shall be imputed to the remaining Vendors.

5.   TAX COVENANT



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5.1      In this clause 5:-

         5.1.1 references to Events include Events which are deemed to have occurred for any Taxation purpose;

         5.1.2 references to an Event which occurred on or before Completion include the combined result of two or more Events, the first of which occurred on or before Completion;

         5.1.3 references to the loss of a Relief include the disallowance of a Relief and the failure to obtain a Relief; and

         5.1.4 references to a payment of Taxation which the Company is liable to make include any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to such stamp duty.

5.2 Subject to clause 6, the Vendors covenant with the Purchaser to pay to the Purchaser an amount equal to the amount of:-

         5.2.1 any payment of, or in respect of, Taxation which the Company has made or is liable to make as a result of, or in connection with, any Event which occurred on or before Completion; and

         5.2.2 any payment of Taxation which the Company would have been liable to make as a result of, or in connection with, any Event which occurred on or before Completion but for the use of any Relief or the set-off of any right to repayment of Taxation; and


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         5.2.3    any payment of Taxation which the Company would not have been liable to make but for the loss of any Relief (including a Relief surrendered to the Company by another company) as a result of, or in connection with, any Event which occurred on or before Completion, on the basis of the rates of Taxation current at the date of the loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position actually to use the Relief; and

         5.2.4 any repayment of Taxation to which the Company would have had the right but for the loss of such right as a result of, or in connection with, any Event which occurred on or before Completion; and

         5.2.5 any costs, fees or expenses (including legal costs on a full indemnity basis) incurred by the Company or the Purchaser in connection with:-

                  5.2.5.1 any matter in respect of which the Vendors are or may be liable under any of clauses 5.2.1 to 5.2.4 (inclusive); or

                  5.2.5.2 taking or defending any action (including but not limited to legal proceedings) under this clause 5.

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         5.3

                  5.3.1 Except as required by law all payments by the Vendors under this clause 5 will be made free and clear of all deductions and withholdings.

                  5.3.2 If any deduction or withholding is required to be made from any payment by the Vendors under this clause 5 or if (ignoring any available Relief or right to repayment of Taxation) the Purchaser is subject to Taxation in respect of any payment by the Vendors under this clause 5, the Vendors covenant with the Purchaser to pay to the Purchaser such additional amount as is necessary to ensure that the net amount received and retained by the Purchaser (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation.

         5.4 The Vendors shall not be liable under this clause 5 for any payment of or in respect of Taxation:-

                  5.4.1 to the extent that either an appropriate provision or reserve in respect of the liability for Taxation was made in the Accounts, or the liability was specifically quantified in the notes to the Accounts, and specifically referred to in those notes as being taken into account in making any general provision in the Accounts;

                  5.4.2 to the extent that the liability arises as a result only of the appropriate provision or reserve in the Accounts being insufficient by reason of any increase in rates of Taxation or variation in the method of calculating the rate of Taxation, in either case made after the date of this Agreement;



                                       13
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                  5.4.3    to the extent that the liability would not have
                           arisen but for the Company being deemed to be associated with the Purchaser and its group for the purposes of section 13 of the Income & Corporation Taxes Act 1988;

                  5.4.4 for which the Company is or may become liable as a result of transactions in the ordinary course of its business after the Accounting Date and before Completion;

                  5.4.5 to the extent that it would not have arisen but for the fact that the treatment of any assets or liabilities, or of the Taxation attributable to timing differences in future accounts of the Company is different from the treatment in the Accounts save where any changes made to the way the accounts of the Company are prepared are required to comply with generally accepted accounting practice for a UK company at the current at the date of Completion;

                  5.4.6 to the extent of any recovery by the Purchaser under the Warranties in respect of the same liability to Taxation;

                  5.4.7 which would not have arisen but for a voluntary act, omission or transaction carried out by the Company after Completion or occurring after Completion, otherwise than in the usual course of business, and which the Purchaser knew or ought reasonably to have known would cause the Taxation liability in question to arise.

5.5      The Purchaser shall procure that the Company:-

                  5.5.1 gives notice within a reasonable period in writing to the Vendors of any information which comes to its notice, whereby it appears that the Vendors are or may become liable under this clause 5; and



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
                  5.5.2 takes such action (at the Vendor's expense) to contest any claim which could give rise to a liability under this clause 5 as the Vendors may reasonably request; provided that the Vendors shall (if reasonably so requested by the Purchaser or the Company) provide security to the Purchaser's reasonable satisfaction in respect of any costs or expenses which the Company may incur in taking such action and provided that the Purchaser shall not be required to take any action which it reasonably considers to be materially prejudicial to the business affairs of the Company.


         5.6 As between the Vendors (but without affecting the right of the Purchaser to take action under this clause 5 against the Vendors) if any liability for Taxation in respect of which the Vendors are liable under this clause 5 is attributable to any remuneration paid or benefit provided by the Company to or for an individual Vendor, the liability shall be borne by the Vendor in question and he or she shall indemnify the other Vendors accordingly.

6.   LIMITATION OF VENDORS' LIABILITY

         6.1 In this clause, "Claim" means a claim for breach of the Warranties, or a claim under clause 5, or both. The provisions of this clause 6 shall have effect to limit the Vendors' liability for any Claim.

         6.2 The Vendors shall not be liable in respect of any Claim unless written notice, containing sufficient information so as to identify the nature and substance of the Claim) has been given to the Vendors:-

                  6.2.1 in the case of any Claim relating to Taxation, the seventh anniversary of Completion; or

                  6.2.2 in the case of any Claim relating to Warranties contained in paragraph 14 of Schedule 4 or paragraph
                           17.7 of Schedule 4, on or by the date on which the relevant statute of limitations would apply so as to prevent the making of the claim which would give rise to the breach of the relevant Warranty;

                  6.2.3 in the case of any other claim the second anniversary of Completion;

                  and any claim for a breach of the Warranties (but not under clause 5) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six months after the expiry of the relevant period unless proceedings in respect of the Claim have been commenced and served on the Vendors.

          6.3 The Vendors shall not be liable for any Claim unless the total of all Claims exceeds (pound sterling) 15,000 but in that event the Vendors shall be liable for the total amount of the Claims and not merely the excess.

         6.4 The total liability of the Vendors in respect of all Claims shall be limited to (pound sterling) 132,026.00

         6.5 If the Company has a right of action against any third party in respect of the subject matter of any Claim, the Purchaser shall procure that, on discharge or satisfaction of the Claim by the Vendors, the Company:-

                  6.5.1    assigns to the Vendors all such rights of action; and

                  6.5.2 gives to the Vendors (at their expense) all such assistance as they may reasonably request, to enable the Vendors to pursue such rights of action against any relevant third party save that the Purchaser shall not be obliged to procure that the Company takes such action as may otherwise be required under clauses 6.5.1 and 6.5.2 if in the reasonable opinion of the Purchaser the pursuance of such rights of action against any relevant third party could have a materially prejudicial effect on the goodwill of the Company.



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
         6.6 No Claim may be made against the Vendors to the extent that the amount of such Claim is recoverable under any policy of insurance effected by the Company, or would have been recoverable under a policy of insurance if all the policies of insurance in force immediately prior to Completion had been maintained in force after Completion on a no less favourable basis.

         6.7 As between the Vendors (but without affecting the right of the Purchaser to take action against any or all of the Vendors in respect of any Claim) liability for any Claim shall be met be the Vendors in proportion to their respective holdings of the Shares; and each Vendor shall contribute to any Claim and indemnify the others Vendors accordingly.

         6.8 Notwithstanding any other provision of this Agreement, the provisions of clauses 6.2 to 6.7 shall not apply to the extent that any Claim arises by reason by of any fraudulent, dishonest or wilful mis-statement or fraudulent, dishonest or wilful omission on behalf of the Vendors or any of them.

7.       RESTRICTIVE COVENANTS

         7.1 In consideration for the Purchaser agreeing to buy the Shares each of Caroline Monk and Paul Ward severally covenants that such Vendor will not, without the prior written consent of the Purchaser, whether directly or indirectly and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:-

                  7.1.1 for a period of 18 months from Completion canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any person who at any time during the 12 months immediately preceding the date of Completion is or was negotiating with the Company for the supply by the Company of goods or services or is or was a client or customer of the Company, where the orders relate to goods and/or services which are competitive with or of the type supplied by the

                           Company at any time during the 12 months immediately preceding the date of Completion;

                  7.1.2 for a period of 18 months immediately following Completion, deal or contract with any person who at any time during the 12 months immediately preceding the date of Completion is or was negotiating with the Company for the supply by the Company of goods or services or a client or customer of the Company, where the dealing or contracting relates to goods and/or services which are competitive with or of the type supplied by the Company at any time during the 12 months immediately preceding the date of Completion;

                  7.1.3 for a period of 18 months immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to the Company from any supplier who has been supplying goods and/or services to the Company at any time during the 12 months immediately preceding the date of Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company;

                  7.1.4 for a period of 2 years immediately following Completion, solicit or entice, or endeavour to solicit or entice, away from the Company, or employ, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or was a consultant to, the Company at Completion or at any time during the period of 1 month immediately preceding the date of Completion;

                  7.1.5 for a period of 18 months and within the United Kingdom immediately following Completion be engaged, concerned or interested in any business which supplies goods and/or services which are competitive with or of the type supplied by the Company;

                  7.1.6 use in connection with any business any name which includes the name of the Company or any colourable imitation of it where such use infringes the goodwill as at the date of this Agreement of the Company.

         7.2 Further in consideration for the Purchaser agreeing to buy the Shares, each of the Vendors severally covenants that such Vendor will not, without the prior written consent of the Purchaser, whether directly or indirectly and whether for his/her own benefit or for the benefit of any other person at any time after Completion make use of, disclose or cause unauthorised disclosure to any person (except those authorised by the Purchaser in writing to know), any secret or confidential information relating to the Company which includes confidential or secret information relating to the trade secrets, know-how, ideas, business methods, finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics, customer lists, customer relationships, computer systems or computer software.

         7.3 The parties agree that each of the undertakings set out in this clause 7 is separate and severable and, if any of such undertakings or part of an undertaking is held to be against the public interest or unlawful, the remaining undertakings or part of the undertaking will continue in full force.

         7.4 If this Agreement or any wider arrangement of which it forms part constitutes an agreement, particulars of which are required to be furnished to the Director General of Fair Trading pursuant section 24 of the Restrictive Trade Practices Act 1976, then none of the parties shall give effect to or enforce or purport to enforce any restriction by virtue of which the Agreement (or wider arrangement) is subject to registration until the day after relevant particulars have been duly furnished in accordance with section 24 of that Act.

8.       COMPLETION

         The sale and purchase of the Shares will be completed at the offices of the Purchaser's UK Solicitors immediately, when:-

         8.1      the Vendors will deliver to the Purchaser:-

                  8.1.1 duly executed transfers of the Shares in favour of the Purchaser (or as it will direct) together with all relevant share certificates;

                  8.1.2 written resignations from Jeffrey Fenton as a director and Roger Keyworth as the secretary of the Company in the agreed terms;

                  8.1.3 a deed in the agreed terms acknowledging that neither such Vendor nor any such spouse, child or company controlled by such Vendor (as control is defined in section 840, ICTA) has any claim against the Company except as may be expressly disclosed in such deed and that there is no agreement or arrangement under which the Company has any actual, contingent or prospective obligation (including, but not limited to, any obligation under any guarantee entered into by the Company) to such Vendor, spouse, child or controlled company;

                  8.1.4 the certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal and the statutory books and registers (all entered up to date) of the Company;

                  8.1.5 all deeds and documents relating to the title of the Company to the Property;

                  8.1.6    all cheque books in current use of the Company;

                  8.1.7 bank statements in respect of each account of the Company as at the close of business on the last Business Day prior to Completion, together in each case with a reconciliation statement to show the position at Completion (listing unpresented cheques drawn or received by the Company and standing orders payable since the date of such bank statements);

                  8.1.8 all licences, certificates or other documents previously specified by the Purchaser;

                  8.1.9 all keys, credit cards and other property (if any) of the Company which are under the control of any person who resigns as an officer of the Company in accordance with this clause 8;

                  8.1.10   duly executed powers of attorney in the agreed terms;

                  8.1.11 an agreement to acquire Common Stock in the agreed terms entered into by each of the Vendors relating to the Consideration Shares;

         8.2 each Vendor will repay, and will procure that any spouse or child of such Vendor or any company of which such Vendor (and/or any such spouse or child) has control (as defined in section 840 Income and Corporation Taxes Act 1988) will repay, all amounts owed by him, her or it to the Company, whether due for payment or not;

         8.3 the Vendors will procure that duly convened meetings are held at which:-

                  8.3.1 the transfers referred to in clause 8.1.1 (subject to stamping) are approved for registration in the books of the Company;

                  8.3.2 any persons nominated by the Purchaser are appointed as additional directors and as secretary of the Company; and

                  8.3.3 all existing instructions to the bankers of the Company are revoked and new instructions given to such bankers as the Purchaser may nominate, in such form as the Purchaser directs;

         8.4 Caroline Monk and Paul Ward will enter into service agreements with the Company in the agreed terms; and

         8.5 the Purchaser will issue to each Vendor the number of Consideration Shares set opposite that Vendor's name under the heading "Tranche 1" in Schedule 1; and deliver to each Vendor the relevant documents of title to such Consideration Shares.

9.       ISSUE OF 2ND TRANCHE OF CONSIDERATION SHARES

         9.1 Subject to the provisions of clause 9.2, the Purchaser shall on the next Business Day falling after 90 days from Completion ("the Second Tranche Date") issue to the Vendors the number of the Consideration Shares set opposite that Vendor's name under the heading "Tranche 2" in Schedule 1 and deliver to each Vendor the relevant documents of title to those Consideration Shares.

         9.2 Without prejudice to any other rights or remedies which the Purchaser may have pursuant to any provision of this Agreement or otherwise, in the event that the Purchaser discovers a breach of the Warranties or the existence of a claim under clause 5 prior to the Second Tranche Date then the number of Consideration Shares which would otherwise fall to be issued on the Second Tranche Date to the Vendors shall be reduced (on a pro-rata basis) by such number as the Purchaser reasonably believes to be equal in value to (in the case of an alleged breach of the Warranties) the Indemnified Amount (as referred to in clause 4.2) or (in the case of a claim under clause 5) the value of the claim (assuming, for the purposes of this clause, a value of (pound sterling) 0.88 per

                  Consideration Share) and the Purchaser shall as soon as practicable following the Second Tranche Date notify the Vendors of the fact that it has withheld such Consideration Shares specifying is reasonable detail the matter in respect of which it believes has given rise to the alleged breach of the Warranties or existence of a claim under clause 5. For the avoidance of doubt, if the Purchaser reasonably believes that the value of the Indemnified Amount or the value of the claim under clause 5 exceeds the value of the Consideration Shares which would otherwise fall to be issued on the Second Tranche Date, then the Purchaser shall be entitled to withhold all such Consideration Shares.

         9.3 Without prejudice to any other rights or remedies which the Purchaser may have pursuant to any other provisions of this Agreement or otherwise, the number of Consideration Shares which would otherwise fall to be issued on the Second Tranche Date to the Vendors shall be reduced (on a pro-rata basis) by such number as is equal (assuming, for the purposes of this clause, a value of (pound sterling) 0.88 per Consideration Share) to the value of any debts owing to the Company as at Completion but which remain outstanding as at the Second Tranche Date ("the Uncollected Debts") provided that:-

                  9.3.1 for the avoidance of doubt, if the value of the Uncollected Debts exceeds the value of the Consideration Shares which would otherwise fall to be issued on the Second Tranche Date then the Purchaser shall be entitled to withhold all such Consideration Shares; and

                  9.3.2 for the avoidance of doubt, the Purchaser shall only be entitled to being a warranty claim against the Vendors pursuant to paragraph 5 of Schedule 4 to the extent that it has not withheld Consideration Shares which would otherwise fall to be issued on the Second Tranche Date under this clause 9.3.

         9.4 If the Vendors believe that the Purchaser has in contravention to clauses 9.2 or 9.3 withheld Consideration Shares which would otherwise fall to be issued on the Second Tranche Date acted then they shall within 14 days of the Second Tranche Date serve notice on the Purchaser specifying that fact, and setting out in reasonable detail its reasons for believing that the Purchaser has so acted in contravention of clause 9.2 or 9.3.

         9.5 Upon receipt by the Purchaser of a notice served by the Vendors pursuant to clause 9.4 the Vendors and the Purchaser shall for a period of 14 days endeavour to reach agreement on whether the Purchaser was justified in withholding Consideration Shares and, if so, the number of Consideration Shares which it was justified in withholding. If the Vendors and the Purchaser are unable so to agree within the aforesaid period of 14 days then the matter shall be submitted to an independent chartered accountant or firm of chartered accountants mutually acceptable to the Vendors and the Purchaser or in default of agreement between them within 7 days to be selected at the instance of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such submission shall be in the form of written statements of position by the Vendors and the Purchaser as well as an opportunity to respond to such written statements and any request for statements or information from the Independent Accountant. The Vendor and the Purchaser shall co-operate to procure that the Independent Accountant is able to reach its decision as to whether the Purchaser was justified in withholding Consideration Shares and if so, how many.

         9.6      If at any time after the Second Tranche Date:-

                  9.6.1    the Independent Accountant so determines; or

                  9.6.2    any Uncollected Debt has been collected; or

                  9.6.3 the Purchaser's claim for breach of the Warranties or under clause 5 has been quantified and found to be less than the value of the Consideration Shares withheld from the Vendors the Purchaser shall immediately issue the appropriate number of Consideration Shares to the Vendors, and deliver to them the relevant documents of title.

         9.7 The Purchaser shall procure that the Company shall take all reasonable and proper steps in the ordinary course of business (without resort to taking legal action) to collect any Uncollected Debts.

         9.8 If as a result of any claim for breach of the Warranties and/or under clause 5 and/or under clause 9.2 any Consideration Shares are permanently withheld (and, for the purposes of this clause, Consideration Shares shall be deemed to have been permanently withheld if not issued to the Vendors prior to 31 March 1999 unless at that date a submission has been made to the Independent Accountant pursuant to Clause 9.5 or the Independent Accountant has not made a decision, in which case, Consideration Shares shall (if relevant) be deemed to have been permanently withheld at such later date as the Independent Accountant makes a decision) and not issued to the Vendors, such withholding shall be treated as a reduction in the purchase consideration for the Shares.

10.      ORDERLY MARKET PROVISIONS

         10.1 Each Vendor hereby agrees with and undertakes to the Purchasers as follows:-

                  10.1.1 He or she will not offer to sell, sell or otherwise dispose of any of the Consideration Shares for a period of 12 months following Completion ("the First Period");

                  10.1.2 He or she will not offer to sell, sell or otherwise dispose of more than 33% of the Consideration Shares issued to him or her for a period of 6 months immediately following the expiry of the First Period ("the Second Period");

                  10.1.3 He or she will not offer to sell, sell or otherwise dispose of more than 33% of the Consideration Shares issue to him or her for a period of 6 months immediately following the expiry of the Second Period ("the Third Period"). 10.2 Each Vendors may, following the expiry of the Third Period sell or otherwise dispose of any Consideration Shares held by him or her.

         10.2 Each Vendors may, following the expiry of the Third period sell or otherwise dispose of any Consideration Shares held by him or her.

11.      ANNOUNCEMENTS

         No announcement concerning the transactions contemplated by this Agreement will (save as required by law or any recognised investment exchange ) be made by the Vendors except with the prior written approval of the Purchaser or by the Purchaser except with the prior written approval of any of the Vendors.

12.      COSTS

         Each party to this Agreement will bear their own costs and expenses relating to this Agreement, except where otherwise expressly stated save that the Purchaser shall pay the Vendors' reasonable legal and accounts and expenses, subject to an aggregate maximum amount of (pound sterling) 8000 (inclusive of VAT).

13.      INTEREST

         If any Vendor becomes liable to pay any sum pursuant to this Agreement, whether by way of damages or otherwise, and fails to pay such sum within 10 Business Days of its becoming payable such Vendor will be liable to pay interest on such sum from the due date for payment at the annual rate of 4 per cent above the base lending rate from time to time of National Westminster Bank plc, accruing on a daily basis until payment is made, whether before or after any judgement.

14.      NOTICES

         14.1 Any demand, notice or other communication in connection with this Agreement will be in writing and will, if otherwise given or made in accordance with this clause 14, be deemed to have been duly given or made as follows:-

                  14.1.1 if sent within the United Kingdom by prepaid first class post to an address in the United Kingdom, on the second Business Day after the date of posting; or

                  14.1.2 if sent from the United States of America to an address within the United Kingdom by prepaid airmail, on the sixth Business Day after the date of posting; or

                  14.1.3 if sent from the United Kingdom to an address within the United States of America by prepaid airmail, on the sixth Business Day after the date of posting; or

                  14.1.4 if delivered by hand, upon delivery at the address provided for in this clause 14; or

                  14.1.5 if sent by facsimile, on the day of transmission provided that a confirmatory copy is, on the same Business Day that the facsimile is transmitted, sent by pre-paid first class post in the manner provided for in this clause 14, provided that, if it is delivered by hand or sent by facsimile on a day which is not a Business Day or after 4 p.m. on a Business Day, it will instead be deemed given or made on the next Business Day.

         14.2 Any such demand, notice or other communication will, in the case of service by post or delivery by hand, be addressed to the recipient at the recipient's address stated in this Agreement or such other address as may from time to time be notified in writing by the recipient to the sender as being the recipient's address for service and will, in the case of service by facsimile, be sent using a facsimile number then used by the recipient, provided that if given or made to the Vendors' Solicitors, it will be treated as validly given or made to all of the Vendors.

15.      GENERAL

         15.1 This Agreement will be binding on and enure for the benefit of each party's successors, assigns and personal representatives.

         15.2 Except insofar as they have been fully performed at Completion, the provisions of this Agreement will continue in full force and effect notwithstanding Completion.

         15.3 The parties will do anything which may be required on or after Completion to vest in the Purchaser legal and beneficial ownership of the Shares and otherwise to give effect to the terms of this Agreement.

         15.4 Failure or delay by any party in exercising any right or remedy under this Agreement will not operate as a waiver of it.

         15.5 Any waiver of any breach of this Agreement will not be deemed a waiver of any subsequent breach and will in no way affect the other terms of this Agreement.

         15.6 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement (including, but not limited to, quantum of damage for breach) shall be governed by English law. The parties agree that, on the balance of convenience the English Courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

                                   SCHEDULE 1

                                   THE VENDORS



      NAME AND ADDRESS              NUMBER OF ORDINARY SHARES OF           FIRST TRANCHE         SECOND TRANCHE
                                  (POUND STERLING) 1 IN THE CAPITAL             OF                     OF
                                     OF THE COMPANY TO BE SOLD          CONSIDERATION SHARES      CONSIDERATION
                                                                                                     SHARES
Jeffrey S Fenton                               6,050                           81,675                9,075
23 High Street
Stetchworth
Newmarket
Suffolk
CB8 9TH

Karen Mills                                    1,000                           13,500                1,500
Castle Farm
Hasseroad
Soham
Ely
Cambridgeshire
PE7 5UW

Caroline R Monk                                1,000                           13,500                1,500
Cambria House
127 Station Road
Walboys
Huntingdon
Cambs
PE17 2TH

Paul Ward                                        950                           12,825                1,425
4 Priory Road
Needingworth
St Ives
Cambridgeshire
PE17 3SD

Louise Ward                                    1,000                            13,500               1,500
4 Priory Road
Needingworth
St Ives
Cambridgeshire
PE17 3SD

                       TOTAL                  10,000                           135,000              15,000

                                   SCHEDULE 2

                             DETAILS OF THE COMPANY

Name of Company            :       Software Partners Publishing and
                                   Distribution Limited

Registered number          :       2463167

Registered office          :       Unit 2, Edison Road, Somersham Road
                                   Industrial Estate, St Ives, Huntingdon,
                                   Cambridgeshire PE17 4LF

Date of incorporation      :       25 January 1990

Place of incorporation     :       England and Wales

Status of Company          :       private limited company

Authorised share capital   :       (pound sterling) 25,000 divided into 25,000
                                   ordinary  shares of (pound sterling) 1 each

Issued share capital       :       (pound sterling) 10,000 divided into 10,000
                                   ordinary  shares of (pound sterling) 1 each

Directors' full names      :       Jeffrey Stewart Fenton
                                   Karen Mills
                                   Caroline Rebecca Monk
                                   Paul Ward

Secretary's full name      :       Roger Malcolm Keyworth

Accounting reference date  :       31 May

Auditors                   :       Hugill, Chartered Accountants, 18 Bedford
                                   Row, London WC1R 4OB

Description of business    :       Software Consultancy and Supply

                                   SCHEDULE 3

                                  THE PROPERTY

Short particulars of the Property (stating whether freehold or leasehold; in the case of leasehold, giving brief details of the lease; and including short particulars of any tenancy or licence affecting the title)

Property:          Unit 2, Lexitron Development, Edison Road, St Ives,
                   Huntingdon, Cambridgeshire



Use:               Warehouse and offices



Tenure: Leasehold, held on a lease dated 8 May 1997 made between (1) Brenda Mary Smith and David James Smith and (2) the Company for a term of 10 years from 8 May 1997.

                                   SCHEDULE 4

                                   WARRANTIES

1.       SCHEDULES 1 & 2; CAPITAL

         1.1 The information contained in Schedules 1 and 2 is true and complete in all respects.

         1.2 The Shares are in issue fully paid and are beneficially owned and registered as set out in Schedule 1 free from any third party right.

         1.3 No Contract has been entered into which requires or may require the Company to allot or issue any share or loan capital.

         1.4 The Company has no interest in the share capital of any body corporate.

2.       INFORMATION SUPPLIED TO THE PURCHASER

         2.1 The information given in the Disclosure Letter is true in all respects and is not misleading because of any omission or ambiguity.

         2.2 The July Sales Information has been honestly prepared and is true in all material respects.

3.       THE ACCOUNTS AND THE MANAGEMENT ACCOUNTS

         3.1      The Accounts:-

                  3.1.1 comply with the requirements of the Act and have been prepared in accordance with all applicable accounting standards (as that term is defined in section 256 of the Act) and (to the extent that none are applicable) with accounting principles and practices generally accepted in the United Kingdom;

                  3.1.2 have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Company for the three financial years immediately preceding that which ended on the Accounting Date;

                  3.1.3 show a true and fair view of the assets and liabilities (including contingent, unquantified and disputed liabilities) of the Company and of the state of affairs of the Company as at the Accounting Date and of the results of the Company for the financial year ended on that date; and

                  3.1.4 are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional item.

         3.2 The Management Accounts (a true copy of which is enclosed with the Disclosure Letter):-

                  3.2.1 have been honestly prepared and on bases consistent with those used in the preparation of the Company's management accounts for the year ended on the Accounting Date; and

                  3.2.2 show with reasonable accuracy the assets and liabilities of the Company as at the Management Accounts Date, and give a reasonably accurate view of its income and expenditure during the year ended on that date.

         3.3 The accounting records of the Company are up to date and contain complete and accurate details of all transactions of the Company and comply with the provisions of sections 221 and 222 of the Act.

ASSETS

4.       UNENCUMBERED TITLE; POSSESSION

         Each asset reflected in the Accounts (save for current assets disposed of by the Company in the ordinary course of its business since the Accounting Date) and each asset treated as an asset of the Company and/or used by the Company at the date of this Agreement:-

         4.1 is in the legal and beneficial ownership of the Company, free from any third party right and from any Contract to grant the same;

         4.2      is situated at the Property; and

         4.3      is not to any extent surplus to requirements.

5.       DEBTORS

         The Company has not factored or discounted any debt or agreed to do so. All of the debts which are reflected in the Accounts as owing to the Company (apart from bad and doubtful debts to the extent to which they have been provided for in the Accounts) or which have subsequently been recorded in the books of the Company have realised or will realise in the normal course of collection and within three months of Completion their full value as included in the Accounts or in the books of the Company, and no such debt nor any part of it has been outstanding for more than two months from its due date for payment.

6.       STOCK

         The Stock now held by the Company and not written off in the Accounts:-

         6.1 is not obsolete, slow moving or likely to realise less than its book value; and

         6.2 so far as the Vendors are aware is fit for its intended purpose and of satisfactory quality and accords with any other representation or contractual term, express or implied, which has been given, or which would in the normal course of its business be given, by the Company in respect of it.

7.       PLANT ETC.

         The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of the Company have (where appropriate) been regularly serviced and maintained and the Vendors are not aware that any such plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment is not in a good and safe state of repair and condition and in satisfactory working order.

8.       PROPERTY

         8.1 The particulars of the Property shown in Schedule 3 are complete and correct. The use of the Property for the purpose stated in Schedule 3 corresponds to the use to which it is in fact put.

         8.2 The Company has a good and marketable title to the Property for the estate or interest stated in Schedule 3, free from any defects, and has in its possession, or under its control, all duly stamped deeds and documents necessary to prove title to the Property.

         8.3 The Company does not own, occupy or use any property other than the Property.

         8.4 The Company's interest in the Property is not affected by any of the following:-

                  8.4.1 any easement, covenant, restriction, agreement or other third party right;

                  8.4.2 any notice, order, proposal, dispute or complaint relating to it or its present use; or

                  8.4.3 outgoings (other than uniform business rates, water charges utilities, and insurance premiums) whether or not periodically recurring, and whether payable by the owner or occupier of the Property.

         8.5 There are no subsisting allegations of a breach of any obligations, restrictions, conditions and covenants in any lease relating to the Property or its present use.

         8.6 The use of the Property for the purpose stated in Schedule 3 is the permitted user under the provisions of all relevant legislation and regulations made under it and all restrictions, conditions and covenants imposed by or pursuant to such legislation have been observed and performed.

         8.7 The replies given by the Vendors' Solicitors to the Purchaser's Solicitors written enquiries concerning the Property are complete and correct in all respects.

9.       INTELLECTUAL PROPERTY

         9.1 The Company has no interest in any Intellectual Property Rights (whether registered or not) save for the Intellectual Property Rights details of which are given in the Disclosure Letter, all of which are (where applicable) registered in the name of the Company and are beneficially owned by it.

         9.2 The processes employed and the products and services dealt in by the Company do not use, embody or infringe any Intellectual Property Rights (whether registered or not) vested in any other party and do not give rise (contingently or otherwise) to payment by the Company of any royalty or of any sum.

         9.3 The Company is not passing off any part of its business as and for the business of any other person and, so far as the Vendors are aware, no person is passing off its business as and for any part of the Company's business.

10.      MILLENNIUM AND EURO COMPLIANCE

         The Company's computer systems and other equipment will not require any remedial work and/or replacement to enable any part of them:

         10.1 to continue functioning satisfactorily and accurately notwithstanding the change in year digits caused by the beginning of the year 2000, either before, during or after 1 January 2000; or


         10.2 to be capable of converting sterling into Euro (meaning the single European currency) and vice versa on and after 1 January 1999.

11.      REMUNERATION AND EMPLOYEES

         11.1 Full particulars of the identities, dates of commencement of employment (or appointment to office) and terms and conditions of employment (including remuneration and any bonus, commission or profit sharing arrangement) of all the employees and officers of the Company are accurately set out in the Disclosure Letter.

         11.2 Since the Accounting Date, no change has been made in the terms of employment of any of the Company's employees (and there is no Contract to make any such change), and no employee has been engaged by the Company; and during the three months ending on the date of this Agreement no employee has ceased (or given or received notice to cease) to be so employed.

         11.3 There are no amounts owing to any present or former officers or employees of the Company, and none of them is entitled to accrued holiday pay other than in respect of the Company's current holiday year.

         11.4 There is no person previously employed by the Company who now has or may have a right to return to work or a right to be reinstated or re-engaged by the Company under the provisions of the Employment Rights Act 1996.

         11.5 The Company has maintained adequate and suitable records regarding the service of each of its employees and complied with all agreements for the time being relating to them.

12.      PENSIONS

         12.1 There is not in existence, and no proposal has been announced to establish, any retirement, death or disability benefit scheme or obligation to present or former officers or employees or their dependants pursuant to which the Company is or may become liable to make payments.

         12.2 The Company is not under any legal or moral obligation or ex-gratia arrangement to pay pensions, gratuities or the like to present or former officers or employees or their dependants.

13.      INSURANCE

         13.1 All assets of the Company of an insurable nature are, and have at all material times been, insured in amounts equal to their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as the Company and the Company is, and has at all material times been, covered against employer's liability, public liability, product liability and professional indemnity liability.

         13.2 All premiums due in relation to the Company's insurances have been paid, and nothing has been done or omitted to be done which would make any such insurances void or voidable or which is likely to result in an increase in premium or which would release any insurer from any of its obligations.

         13.3 There is no insurance claim pending or outstanding and, as far as the Vendors are aware, there are no circumstances likely to give rise to any such claim.

         13.4 Full particulars of all the Company's insurances are set out in or enclosed with the Disclosure Letter.

14.      ENVIRONMENTAL MATTERS

         14.1     ENVIRONMENTAL AUTHORISATIONS

                  To the best of the Vendors' knowledge information and belief, the Company does not require any Environmental Authorisations to carry on its business as now carried on.

         14.2     COMPLIANCE WITH ENVIRONMENTAL LAW

                  14.2.1 So far as the Vendors are aware, the Company and its officers agents and employees (where the Company could be held liable for their actions) comply and have at all times complied with Environmental Law.

                  14.2.2 The Company has not received any communication in any form from any relevant authority from which it appears that it may be or is alleged to be in breach of any Environmental Law, or failure to comply with which could constitute a breach of any Environmental Law, or compliance with which could be secured by further proceedings. There are no circumstances known to the Vendors which might give rise to such a communication being received and the Vendors are not aware of any intention on the part of any such authority to give such notice.

                  14.2.3 The Company has not received any communication in any form whereby it appears that any proceedings or other action, claim or investigation are or have been in existence or pending or threatened against the Company arising from or in relation to any Environmental Authorisations or otherwise concerning Environmental Law.

         14.3     LIABILITY

                  14.3.1 There are no facts or circumstances known to the Vendors which may give rise to any actual or potential Environmental Liability on the part of the Company.

                  14.3.2 The Company has not received any notice or intimation of any complaint or claim from any person in respect of any matter concerning the Environment.

                  14.3.3 The Company is not and has not been engaged in any action, litigation, arbitration or dispute resolution proceedings relating to or concerning any actual or potential Environmental Liability and the Vendors are not aware of any such matters pending or being threatened or of any circumstances or facts likely to give rise to any such matters.

                  14.3.4 The Company is not and has not been subject to any injunction or similar remedy or order by a court of competent jurisdiction, or to any undertaking given to such court in respect of any matters relating to or concerning the Environment.

         14.4     CONTAMINATION OF LAND

                  14.4.1 To the best of the Vendors' knowledge, and belief, the Company has not contaminated any sites now or formerly owned or occupied by the Company are free from any Hazardous Substances which could give rise (whether on the relevant site or elsewhere) to any actual or potential Environmental Liability.

                  14.4.2 So far as the Vendors are aware, there are no circumstances which may require expenditure (whether by the Company or by any other person or authority) in cleaning up or decontaminating or otherwise on any sites now or formerly owned or occupied by the Company in order to comply with

                           Environmental Law or otherwise for the protection of the Environment.

         14.5     ENVIRONMENTAL INFORMATION

                  14.5.1 The Company has at all times properly supplied to the competent authorities such information required by Environmental Law to be supplied; all such information given (whether under a legal obligation or otherwise) was correct at the time the information was supplied and all information contained on public registers relating to such matters is correct.

                  14.5.2 The replies by the Vendors to the Environmental Questionnaire dated 28 July 1998 are true complete and accurate in all respects and there are attached to such replies complete copies of all documents referred to in such replies.

                  14.5.3 Full details of any remedial work carried out at any sites now or formerly owned or occupied by the Company and of any environmental assessment, audit, review or investigation conducted by or on behalf of the Company or otherwise in relation to any such sites are contained in or annexed to the Disclosure Letter.
15.      TAXATION

         15.1 All notices, returns, computations, registrations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with any Taxation authority.

         15.2 The Company has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation the making, giving or doing of which was assumed to have been made for the purposes of the balance sheet comprised in the Accounts.

         15.3 The Company maintains complete, correct and up-to-date records which are necessary for all Taxation purposes.

         15.4 The Company is not involved in any dispute with any Taxation authority concerning any matter likely to affect in any way the liability of the Company to Taxation and there are no circumstances known to the Vendors which are likely to give rise to any such dispute.

         15.5 The Company has not entered into or been a party to any scheme, arrangement or transaction designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation.

         15.6 If each of the capital assets of the Company owned at the Accounting Date was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the balance sheet comprised in the Accounts or, in the case of assets acquired since the Accounting Date, equal to the consideration given on acquisition, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 would arise (and for this purpose there will be disregarded any relief available to the Company other than amounts falling to be deducted from the consideration receivable under section 38 Taxation of Chargeable Gains Act 1992).

         15.7 Since the Accounting Date no event has occurred outside the ordinary course of business of the Company which has given rise or will or may give rise to any liability to Taxation on the Company.

         15.8 The Company has no interest in any asset to which Part XV Value Added Tax Regulations 1995 applies and has not made any election under paragraph 2(1) Schedule 10 Value Added Tax Act 1994.

16.      FINANCING AND WORKING CAPITAL

         16.1 Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter, and no person who provides any such facility has given any indication that it may be withdrawn or its terms altered.

         16.2 The details contained in the Disclosure Letter of the credit or debit balances on all the bank or deposit accounts of the Company were correct at the date stated in the Disclosure Letter and since such date there have been no payments out of any such accounts except for routine payments and the balances on such accounts are not now substantially different from the balances shown in the Disclosure Letter.

         16.3 The Company has, since the Accounting Date, paid its creditors in accordance with their respective credit terms.

         16.4 Having regard to existing bank and other facilities the Company has sufficient working capital to enable it to perform in accordance with their terms all Contracts which have been entered into by it.

17.      MATERIAL CONTRACTS

         The Company is not, and has not since the Accounting Date been, a party to or subject to any Contract which:-

         17.1 involves agency, distributorship, franchising, partnership, joint venture, consortium, or similar arrangements;

         17.2 involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements;

         17.3     commits the Company to capital expenditure;

         17.4 is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into;

         17.5 is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts or other financial incentives are given by or to the Company dependent on the level of purchases or any other factor;

         17.6 involves warranties, indemnities or representations given in connection with a sale of shares or assets, or is a guarantee or indemnity in respect of the obligations of a third party, under which any liability or contingent liability is outstanding;

         17.7 involves the Company in any residual liability in respect of any leasehold property at any time assigned or otherwise disposed of by it;

         17.8 is not on arm's length terms or is in any way not in the ordinary and proper course of the Company's business; or

         17.9 is with or for the benefit of any Vendor or a person connected (within the meaning of section 839 Income and Corporation Taxes Act 1988) with any Vendor.

18.      OTHER BUSINESS MATTERS

         During the 12 months ended on the date of this Agreement there has been no substantial change in the basis or terms on which any person is prepared to do business with the Company (apart from normal price changes), and no substantial customer or supplier of the Company has ceased or substantially reduced its business with the Company, and no indication has been received by the Company or any of the Vendors that there will or may be any such change, cessation or reduction.

19.      COMPANY LAW MATTERS AND GENERAL COMPLIANCE

         19.1 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares or other securities of the Company.

         19.2 The copy of the memorandum and articles of association of the Company enclosed with the Disclosure Letter is accurate and up to date.

         19.3 All returns and other documents relating to the Company required to be filed with the Registrar of Companies have been properly filed, and none has been so filed during the period of 14 days ending with the date of this Agreement.

         19.4 The statutory books (including all registers and minute books) of the Company have been properly kept.

         19.5 The Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom.

         19.6 No agreement, practice or arrangement to which the Company is party is or ought to be (or ought to have been) registered under or infringes any competition, anti-restrictive trade practice or consumer protection legislation applicable in the United Kingdom or elsewhere.

         19.7 So far as the Vendors are aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

20.      LITIGATION

         20.1 Neither the Company nor any person for whose acts or defaults the Company may be liable is involved (whether as plaintiff, defendant or any other party) in any civil, criminal, tribunal or arbitration proceedings, and, so far as the Vendors are aware there are no facts likely to give rise to any such proceedings.

         20.2 There is no unsatisfied judgment or unfulfilled order outstanding against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

21.      DEFAULT

         21.1 So far as the Vendors are aware, the Company has not sold, supplied or provided any product or service which did not, does not or will not comply fully with all applicable laws, regulations or standards or which was, is or will be faulty, defective or dangerous or not in accordance with any representation, or contractual term, express or implied, relating to it.

         21.2 So far as the Vendors are aware, the Company is not in breach of any Contract to which it is a party, and no other party to any such Contract is in breach of it.

22.      EVENTS SINCE THE ACCOUNTING DATE

         Since the Accounting Date:-

         22.1 there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting policies as those applied in the Accounts (and valuing no asset at a figure greater than the value attributed to it in the Accounts or, in the case of any asset acquired since the Accounting Date, greater than cost);

         22.2 other than Stock acquired in the ordinary course of business the Company has not acquired, or agreed to acquire, any single asset having a value in excess of (pound sterling) 10,000 or assets having an aggregate value in excess of (pound sterling) 25,000;

         22.3 the Company has not disposed of, or agreed to dispose of, any asset other than finished goods;

         22.4 no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by the Company;

         22.5 the trade and business of the Company have been carried on in the ordinary and normal course;

         22.6 there has been no adverse change in the financial or trading position or prospects of the Company;

         22.7 no resolution of the shareholders of the Company has been passed;

         22.8 no management or similar charge has become payable or been paid by the Company; and

         22.9 no payment has been made by the Company to, or benefit conferred by the Company on, any of the Vendors, save as specified in the Disclosure Letter.

23.      EFFECTS OF THE AGREEMENT

         This Agreement will not entitle any person to terminate or avoid any Contract to which the Company is party or have any effect on any such Contract.

         This Agreement has been executed as a deed and delivered on the date stated at the beginning of this Agreement



         SIGNED AS A DEED           )
         AND DELIVERED BY           )
         JEFFREY STEWART FENTON     )       JEFFREY STEWART FENTON
         in the presence of:-       )

         Witness's signature:  PHILIP SPEER

         Name:    Philip Speer

         Address: Daedalus House, Station Road, Cambridge

         Occupation: Solicitor





         SIGNED AS A DEED           )
         AND DELIVERED BY           )
         KAREN MILLS                )        KAREN MILLS
         in the presence of:-       )        (signed by her attorney
                                             Caroline Monk)

         Witness's signature: Philip Speer

         Name:

         Address:



         Occupation:

         SIGNED AS A DEED                   )
         AND DELIVERED BY                   )
         CAROLINE REBECCA MONK              )        CAROLINE MONK
         in the presence of:-               )

         Witness's signature: Philip Speer

         Name:

         Address:



         Occupation:


         SIGNED AS A DEED                   )
         AND DELIVERED BY                   )
         PAUL WARD                          )        PAUL WARD
         in the presence of:-               )

         Witness's signature: Philip Speer

         Name:

         Address:



         Occupation:


         SIGNED AS A DEED                   )
         AND DELIVERED BY                   )
         LOUISE WARD                        )        LOUISE WARD
         in the presence of:-               )

         Witness's signature: Philip Speer

         Name:

         Address:



         Occupation:

         ROMTECH, INC.
         A PENNSYLVANIA CORPORATION


         BY: _GERALD W KLEIN
         Gerald W Klein
         President and Chief Executive Officer